Exhibit 99.1
Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309
VALEANT PHARMACEUTICALS ANNOUNCES
RESULTS OF CALEEL + HAYDEN LAWSUIT
     COSTA MESA, Calif., July 11, 2006 — Valeant Pharmaceuticals International (NYSE: VRX) today announced that the jury in its lawsuit with Caleel + Hayden, LLC returned a verdict against the company in Orange County Superior Court and awarded Caleel + Hayden damages in the amount of $2.4 million in a dispute regarding Valeant’s termination of a distribution agreement for the Kinerase® product line. Valeant will record the award as a charge to its 2006 second quarter results. The company indicated that it is exploring an appeal of the verdict.
     Timothy C. Tyson, Valeant’s president and chief executive officer, said, “We were very surprised and disappointed with the jury’s verdict in this case. We intend to pursue all legal options available to the company.”
About Valeant
     Valeant Pharmaceuticals International (NYSE: VRX) is a global, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.
     Kinerase is a registered trademark of Valeant Pharmaceuticals International or its related companies.
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